                                                                       Exhibit 3

                                                               EXECUTION VERSION

      --------------------------------------------------------------------

               SERIES A CONVERTIBLE REDEEMABLE PIK PREFERRED STOCK

                              INVESTMENT AGREEMENT

                                  by and among

                             DALEEN HOLDINGS, INC.,

                         QUADRANGLE CAPITAL PARTNERS LP,

                         QUADRANGLE SELECT PARTNERS LP,

                        QUADRANGLE CAPITAL PARTNERS-A LP,

                            BEHRMAN CAPITAL II, L.P.,

                                       and

                      Strategic Entrepreneur Fund II, L.P.

                             Dated as of May 7, 2004

      --------------------------------------------------------------------

                                TABLE OF CONTENTS

1.   Sale of Series A Preferred Stock. ........................................    2

2.   Closing. .................................................................    3

3.   Reserved. ................................................................    3

4.   Representations and Warranties of the Company. ...........................    3
     4.1.  Organization. ......................................................    3
     4.2.  Power and Authority. ...............................................    3
     4.3.  Capitalization. ....................................................    4
     4.4.  Valid Issuance. ....................................................    4
     4.5.  Registration Rights. ...............................................    4
     4.6.  Subsidiaries. ......................................................    5
     4.7.  Offerees; Regulation D. ............................................    5
     4.8.  Litigation. ........................................................    5
     4.9.  Compliance with Laws and Other Instruments. ........................    5
     4.10. Real Property. .....................................................    5
     4.11. Employee Matters. ..................................................    5
     4.12. Contracts and Commitments. .........................................    6
     4.13. No Brokers or Finders. .............................................    6
     4.14. Assumptions, Guarantees, etc. of Indebtedness of Other Persons. ....    6
     4.15. Daleen Merger Agreement and Protek Stock Purchase Agreement. .......    6
     4.16. No Other Representations or Warranties. ............................    6

5.   Representations and Warranties of the Investors. .........................    6
     5.1.  Finders. ...........................................................    6
     5.2.  Investment Representations. ........................................    6
     5.3.  Organization; Authority; Enforceability. ...........................    7

6.   Conditions to Closing. ...................................................    8
     6.1.  Conditions to Each Investor's Obligations. .........................    8
     6.2.  Conditions to Company's Obligations. ...............................    9
     6.3.  Conditions to Obligations of Company and the Investors. ............    9

7.   Covenants of the Company. ................................................   10

     7.1.  Pre-Closing Covenants. ............................................  10
     7.2.  Purchase of Senior Preferred Stock. ...............................  11

8.   Survival; Indemnification. ..............................................  11
     8.1.  Survival. .........................................................  11
     8.2.  Indemnification. ..................................................  11

9.   Miscellaneous. ..........................................................  12
     9.1.  Definitions. ......................................................  12
     9.2.  Construction. .....................................................  13
     9.3.  Termination. ......................................................  14
     9.4.  Entire Agreement; No Third-Party Beneficiaries. ...................  15
     9.5.  Notices. ..........................................................  15
     9.6.  Waivers and Amendments. ...........................................  17
     9.7.  Counterparts. .....................................................  17
     9.8.  Governing Law; Severability. ......................................  17
     9.9.  Assignment. .......................................................  17
     9.10. Waiver of Jury Trial. .............................................  17
     9.11. Expenses. .........................................................  18
     9.12. Submission to Jurisdiction. .......................................  18
     9.13. Certain Understandings. ...........................................  18
     9.14. Attorneys' Fees. ..................................................  18

                                    EXHIBITS

Exhibit A            Certificate of Incorporation
Exhibit B            Certificate of Designations
Exhibit C            Form of Stockholders' Agreement
Exhibit D            Form of Registration Rights Agreement
Exhibit E            Form of Equity Incentive Plan

                                    SCHEDULES

Schedule 4.11        Employee Matters
Schedule 7.2         Trigger Event Metrics

                             TABLE OF DEFINED TERMS

Term                                                             Section

Additional Investor or Additional Investors                      1(c)
Additional Investors Maximum Purchase Amount                     1(c)
Affiliate                                                        9.1
Agreement                                                        Preamble
Behrman                                                          Preamble
Behrman Investors                                                Preamble
Bridge Loan Agreement                                            9.1
Certificate of Incorporation                                     1(d)
Certificate of Designations                                      1(d)
Closing                                                          2
Closing Date                                                     2
Common Stock                                                     4.3(a)
Company                                                          Preamble
Competing Transaction                                            9.1
Contract                                                         9.1
Daleen                                                           Preamble
Daleen Merger                                                    Preamble
Daleen Merger Agreement                                          9.1
GAAP                                                             8.2(a)
Investor or Investors                                            Preamble
Investor Indemnified Party                                       8.2(a)
Known or to the Knowledge                                        9.1
Material Adverse Effect                                          4.1
Merger Sub                                                       Preamble
Minimum Offering Amount                                          Preamble
Note Purchase Agreement                                          9.1
Offering                                                         Preamble
Offering Price                                                   Preamble
Parent Indemnitees                                               9.1
Parties                                                          Preamble
Person                                                           9.1
Protek                                                           Preamble
Protek Stock Purchase                                            Preamble
Protek Stock Purchase Agreement                                  9.1
Quadrangle Investors                                             Preamble
Registration Rights Agreement                                    6.3(e)
SEF                                                              Preamble
Securities Act                                                   4.5
Sellers                                                          9.1
Senior Preferred Stock                                           7.2
Series A Preferred Stock                                         Preamble
Series F Holder                                                  1(c)
Share Exchange                                                   9.1

Term                                                             Section

Special Escrow                                                   9.1
Stockholders' Agreement                                          6.3(d)
Subsidiary                                                       9.1
Transaction Documents                                            9.1
Transaction Support Agreement                                    9.1
Trigger Event                                                    7.2

               SERIES A CONVERTIBLE REDEEMABLE PIK PREFERRED STOCK

                              INVESTMENT AGREEMENT

                                   May 7, 2004

     The parties to this Series A Convertible Redeemable PIK Preferred Stock Investment Agreement (this "Agreement") are Daleen Holdings, Inc., a newly formed Delaware corporation (the "Company"), Quadrangle Capital Partners LP, a Delaware limited partnership, Quadrangle Select Partners LP, a Delaware limited partnership, Quadrangle Capital Partners-A LP, a Delaware limited partnership (collectively, the "Quadrangle Investors"), Behrman Capital II, L.P., a Delaware limited partnership ("Behrman"), Strategic Entrepreneur Fund II, L.P., a Delaware limited partnership ("SEF," and, together with Behrman, the "Behrman Investors"), and any other investors who now or hereafter become signatories to this Agreement (each, including each Quadrangle Investor and each Behrman Investor, an "Investor" and collectively, the "Investors"; together with the Company, the "Parties"). Certain terms used in this Agreement, but not otherwise defined in context, are defined in Section 9.1.

     A. The Company is seeking funding for general corporate and working capital purposes and to effect the closing of the Daleen Merger (as defined below) and the Protek Stock Purchase (as defined below). In this connection, the Company desires to issue and sell at least 300,000 shares of its Series A Convertible Redeemable PIK Preferred Stock, par value $0.01 per share (the "Series A Preferred Stock"), for an aggregate purchase price of $30,000,000 (the "Minimum Offering Amount"). The offering of the Series A Preferred Stock on the terms and subject to the conditions described in this Agreement, including the Exhibits hereto, is referred to in this Agreement as the "Offering." Each Investor desires to purchase shares of Series A Preferred Stock from the Company, all on the terms and subject to the conditions set forth in this Agreement. The per share purchase price for each share of Series A Preferred Stock to be sold pursuant to this Agreement is $100 (the "Offering Price").

     B. Concurrently with, or immediately following, the closing of the transactions described in this Agreement, the Company intends to (i) cause its newly formed, wholly-owned Subsidiary, Parallel Acquisition, Inc., a Delaware corporation ("Merger Sub"), to merge with and into Daleen Technologies, Inc., a Delaware corporation ("Daleen"), pursuant to the Daleen Merger Agreement (the "Daleen Merger") and (ii) purchase all of the shares of the outstanding capital stock of Protek Telecommunications Solutions Limited, a company organized under the laws of England and Wales ("Protek"), pursuant to the Protek Stock Purchase Agreement (the "Protek Stock Purchase"). Upon consummation of the Daleen Merger and the Protek Stock Purchase, each of Daleen and Protek will be a wholly-owned Subsidiary of the Company.

     C. As a condition to the closing of the transactions described in this Agreement, the Parties shall enter into the Transaction Documents.

     Accordingly, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the Parties, intending to be legally bound, agree as follows:

     1.   Sale of Series A Preferred Stock.

          (a) Subject to the other provisions of this Agreement, the Company shall issue and sell to each Quadrangle Investor, and each Quadrangle Investor shall purchase from the Company, shares of Series A Preferred Stock in the amount set forth next to the name of each Quadrangle Investor on the signature pages to this Agreement, for a price per share equal to the Offering Price, payable by wire transfer of immediately available funds at the Closing (as defined below).

          (b) Subject to the other provisions of this Agreement, the Company shall issue and sell to each Behrman Investor, and each Behrman Investor shall purchase from the Company, shares of Series A Preferred Stock in the respective amounts set forth next to the name of each Behrman Investor on the signature pages to this Agreement (subject to the reduction of such amounts pursuant to Section 1(c)), for a price per share equal to the Offering Price, payable by the sale and assignment to the Company by the Behrman Investors at the Closing of the promissory notes issued to the Behrman Investors under the Bridge Loan Agreement, in accordance with the Note Purchase Agreement.

          (c) As soon as is practicable after the date hereof (subject to compliance with any applicable law), the Company shall give written notice to each holder of Series F Convertible Preferred Stock, par value $0.01 per share, of Daleen (each, a "Series F Holder") of the sale of Series A Preferred Stock to the Behrman Investors contemplated by the preceding Section 1(b). If any Series F Holder notifies the Company of its desire to purchase shares of Series A Preferred Stock within ten (10) days after the date of the Company's written notice and prior to the Closing (each, an "Additional Investor" and collectively, the "Additional Investors"), the aggregate number of shares of Series A Preferred Stock to be purchased by each Behrman Investor shall be reduced, on a pro rata basis, by the aggregate number of shares of Series A Preferred Stock to be sold to such Additional Investor(s), and each such Additional Investor, as a condition to such purchase, shall become a party to this Agreement as an "Investor" by executing and delivering counterpart signature pages hereto and shall enter into the other Transaction Documents with the other Parties hereto. The Additional Investors may purchase aggregate shares of Series A Preferred Stock pursuant to this Section 1(c) with a maximum aggregate Offering Price of $1,000,000 (the "Additional Investors Maximum Purchase Amount"). If the Additional Investors desire collectively to purchase shares of Series A Preferred Stock in excess of the Additional Investors Maximum Purchase Amount, the Additional Investors Maximum Purchase Amount shall be purchased by the Additional Investors and shall be allocated among the Additional Investors pro rata based upon the amounts set forth in the written notices furnished to the Company by the Additional Investors.

          (d) The shares of Series A Preferred Stock sold and purchased pursuant to this Agreement shall have the designations, powers, preferences, and other special rights and limitations set forth in the Certificate of Incorporation attached as Exhibit A to this Agreement (the "Certificate of Incorporation") and the Certificate of Designations of Series A Convertible Redeemable PIK Preferred Stock attached as Exhibit B to this Agreement (the "Certificate of

Designations"), each of which shall be adopted and filed by the Company with the Secretary of State of the State of Delaware.

     2. Closing. The closing of the purchase and sale of the Series A Preferred Stock to the Investors (the "Closing") shall take place at the offices of Kirkpatrick & Lockhart LLP located at 599 Lexington Avenue, New York, New York, upon satisfaction or waiver of the conditions set forth in Section 6 and immediately prior to, or concurrent with, the consummation of the transactions contemplated by the Daleen Merger Agreement and the Protek Stock Purchase Agreement, unless otherwise agreed to by the Company, the Quadrangle Investors, and the Behrman Investors. At the Closing, the Company shall deliver to each Investor a certificate or certificates in definitive form representing the respective number of shares of Series A Preferred Stock being purchased by such Investor under this Agreement, against payment to the Company of the purchase price for the shares of Series A Preferred Stock by certified check, wire transfer, or any combination thereof. The date and time of the Closing is hereinafter referred to as the "Closing Date."

     3.   Reserved.

     4. Representations and Warranties of the Company. The Company represents and warrants to each Investor as follows:

          4.1. Organization. The Company and Merger Sub are corporations incorporated, validly existing, and in good standing under the laws of the State of Delaware, and each of the Company and Merger Sub has the requisite power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted. Each of the Company and Merger Sub is qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the conduct of its business or the ownership of its properties currently requires such qualification and being in good standing, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The term "Material Adverse Effect" means any change or effect that is or is reasonably likely to be materially adverse to the business, results of operations, or financial condition of the Company and its Subsidiaries taken as a whole, or otherwise affects the ability of the Company to consummate the transactions contemplated hereby, except for such changes or effects that are the result of general economic conditions affecting the Company's industry generally. The Company is a newly formed corporation that was incorporated to effect the transactions contemplated in this Agreement, the Daleen Merger Agreement and the Protek Stock Purchase Agreement. Merger Sub is a newly formed, wholly-owned Subsidiary of the Company that was incorporated to effect the transactions contemplated in the Daleen Merger Agreement. Neither the Company nor Merger Sub has conducted any business other than as set forth in or contemplated by this Agreement, the Daleen Merger Agreement, and the Protek Stock Purchase Agreement.

          4.2. Power and Authority. The Company has the requisite power and authority to enter into this Agreement and the other Transaction Documents and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents, and the performance by the Company of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby or thereby have been duly and validly authorized by all necessary action on the part of the Company, its Board of Directors and stockholders. This Agreement is and, as of the Closing, each of the other Transaction Documents will be a valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and transfer, reorganization, receivership, moratorium, and other laws affecting the rights and remedies of creditors generally and to the general principles of equity. The shares of Series A Preferred Stock (together with the shares of Common Stock (as defined in Section 4.3(a) below) issuable upon conversion of the shares of Series A Preferred Stock) to be issued, sold, and delivered in accordance with the terms of this Agreement have been duly authorized by all required action of the Company's Board of Directors and its stockholders.

          4.3.  Capitalization.

          (a) The Company's authorized capital stock consists of 4,000,000 shares of Common Stock, $0.01 par value per share (the "Common Stock"), of which no shares are issued and outstanding as of the date hereof, and 500,100 shares of Preferred Stock, $0.01 par value per share, of which 100 shares have been designated as Junior Preferred Stock, all of which are issued and outstanding as of the date hereof and held of record and beneficially by Daleen.

          (b) Except as contemplated by this Agreement, the Daleen Merger Agreement or the Protek Stock Purchase Agreement, no equity securities are required to be issued by the Company or Merger Sub by reason of any currently existing options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, shares of any capital stock of the Company or Merger Sub, as applicable, and there are no Contracts, commitments, understandings, or arrangements by which the Company or Merger Sub is bound to issue additional shares of its respective capital stock, or options, warrants or rights to purchase or acquire any additional shares of its respective capital stock. The Company is not a party or subject to any agreement or understanding, nor, to the Knowledge of the Company, is there any agreement or understanding between any persons that affects or relates to the voting or giving of written consents with respect to any security or the voting by a director of the Company.

          4.4. Valid Issuance. The Series A Preferred Stock that is being purchased by the Investors hereunder, when issued, sold, and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid, and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under the Transaction Documents and under applicable state and federal securities laws. The Common Stock issuable upon conversion of the Series A Preferred Stock being purchased under this Agreement has been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Certificate of Incorporation and Certificate of Designations, will be duly and validly issued, fully paid, and nonassessable and will be free of restrictions on transfer other than restrictions on transfer under the Transaction Documents and under applicable state and federal securities laws.

          4.5. Registration Rights. Except as contemplated in the Transaction Documents, Daleen Merger Agreement, or the Protek Stock Purchase Agreement, the Company is presently not under any obligation and has not granted any rights to register under the Securities Act of 1933, as amended (the "Securities Act"), any of its presently outstanding securities or any of its securities that may be subsequently issued.

          4.6. Subsidiaries. The Company owns, beneficially and of record, all of the outstanding capital stock of Merger Sub. The Company does not own, nor has it ever owned, directly or indirectly, any equity interest in any other corporation, partnership, limited liability company, joint venture or other entity.

          4.7. Offerees; Regulation D. None of the Company, its directors and officers, its Affiliates nor, to the Company's Knowledge, any Person acting as an agent for or on behalf of the Company has, directly or indirectly, sold, offered for sale, or solicited offers to buy any of the shares of Series A Preferred Stock by means of any form of general solicitation or general advertising or otherwise so as to bring the offer, issuance or sale of the shares of Series A Preferred Stock as contemplated by this Agreement within the registration requirements of Section 5 of the Securities Act, or within the registration or qualification requirements of any "blue sky" or securities laws of any state or other jurisdiction of the United States of America. Assuming each Investor hereunder is an "accredited investor" within the meaning of Regulation D under the Securities Act, the offering, issuance and sale of the shares of Series A Preferred Stock pursuant to this Agreement is exempt from the registration provisions of the Securities Act and neither the Company, nor any authorized representative, will take any action that would result in the loss of such exemption. The Company is not disqualified from relying on the exemption provided in Regulation D under the Securities Act as provided in Rule 507 of Regulation D.

          4.8. Litigation. Except as set forth on Schedule 4.8, there is no litigation or governmental proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or Merger Sub or affecting any of their properties or assets.

          4.9. Compliance with Laws and Other Instruments. The Company is in compliance with all applicable provisions of this Agreement, the Daleen Merger Agreement, the Protek Stock Purchase Agreement and of its respective charter and bylaws, and, in all material respects with the applicable provisions of each statute and regulation by which it is bound or to which it or its properties are subject. Neither the execution, delivery or performance of this Agreement and the other Transaction Documents nor the consummation of the transactions contemplated hereby and thereby, nor the offer, issuance, sale or delivery of the shares of Series A Preferred Stock, with or without the giving of notice or passage of time, or both, will violate, or result in any breach of, or constitute a default under, or result in the imposition of any encumbrance upon any asset of the Company pursuant to any provision of its charter or bylaws, or any statute, rule or regulation, or other document or instrument by which the Company is bound or to which it or any of its properties are subject.

          4.10. Real Property. Neither the Company nor the Merger Sub own, lease or have any other interest in any real property.

          4.11. Employee Matters. Except as set forth on Schedule 4.11, neither the Company nor the Merger Sub has any employees nor do they have in effect any employment agreements, consulting agreements, deferred compensation, severance, pension or retirement agreements or arrangements, bonus, incentive or profit-sharing plans or arrangements, or labor or collective bargaining agreements, written or oral.

          4.12. Contracts and Commitments. Except for, and as contemplated by, this Agreement, any other Transaction Document, the Daleen Merger Agreement and the Protek Stock Purchase Agreement, neither the Company nor the Merger Sub is subject to any additional Contracts, obligations or commitments.

          4.13. No Brokers or Finders. No person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon the Company for any commission, fee or other compensation as a finder or broker because of any act or omission by the Company.

          4.14. Assumptions, Guarantees, etc. of Indebtedness of Other Persons. Neither the Company nor the Merger Sub has assumed, guaranteed, endorsed or otherwise become directly or contingently liable on or for any indebtedness for borrowed money of any other Person.

          4.15. Daleen Merger Agreement and Protek Stock Purchase Agreement. All representations and warranties of the Company and the Merger Sub set forth in the Daleen Merger Agreement and the Protek Stock Purchase Agreement are true and correct in all material respects as of the date hereof, and subject to any updated schedules permitted thereunder, will be true and correct in all material respects as of the Closing, except for any inaccuracies that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

          4.16. No Other Representations or Warranties. Except as expressly set forth in this Section 4, the Company makes no other representation or warranty, express or implied, at law or in equity, with respect to the Company, the Company's business operations or future financial performance, or the Series A Preferred Stock.

     5. Representations and Warranties of the Investors. Each Investor hereunder, severally and not jointly, represents and warrants to the Company as follows:

          5.1. Finders. No broker's, finder's or any similar fee has been or will be incurred by or on behalf of the Investor in connection with the origin, negotiation, execution or delivery of this Agreement or the consummation of the transactions contemplated hereby.

          5.2.  Investment Representations.

          (a) The Investor understands that the shares of Series A Preferred Stock and any shares of Common Stock issued on conversion thereof have not been registered under the Securities Act, or any state or foreign securities act and are being issued to the Investor by reason of specific exemptions under the provisions thereof that depend in part upon the other representations and warranties made by the Investor in this Agreement.

          (b) The Investor understands that the shares of Series A Preferred Stock and any shares of Common Stock issued on conversion thereof are "restricted securities" under applicable federal securities laws and that the Securities Act and the rules of the Securities and Exchange Commission promulgated thereunder provide in substance that the Investor may dispose of shares of Series A Preferred Stock only pursuant to an effective registration statement under the Securities Act or an exemption from registration, if available.

          (c) The Investor is acquiring the shares of Series A Preferred Stock for investment only and not with a view to, or in connection with, any resale or distribution of any of the shares of Series A Preferred Stock. The Investor has no present intention of making any sale, assignment, pledge, gift, transfer or other disposition of its shares of Series A Preferred Stock or any interest therein.

          (d) The Investor has not received, paid or given, directly or indirectly, any commission or remuneration for or on account of any sale, or the solicitation of any sale, of the shares of Series A Preferred Stock.

          (e) The Investor is an "accredited investor" as such term is defined in Rule 501 under Regulation D promulgated under the Securities Act and was not organized for the specific purpose of acquiring shares of Series A Preferred Stock.

          (f) The Investor has sufficient Knowledge and experience in investing in companies similar to the Company in terms of the Company's early stage of development so as to be able to evaluate the risks and merits of its investment in the Company's Series A Preferred Stock and it is able financially to bear the risks thereof.

          (g) The Investor has had an opportunity to discuss the Company's business, management, and financial affairs with the Company's executive officers. The Investor has also had an opportunity to ask questions and receive answers from the executive officers of the Company concerning the terms and conditions of the offering of the Series A Preferred Stock and to obtain the information it believes necessary or appropriate to evaluate the suitability of an investment in the Series A Preferred Stock.

          5.3. Organization; Authority; Enforceability. The Investor has full power and authority to enter into this Agreement and the other Transaction Documents and to perform fully its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Investor has the funds, or access to the funds, necessary to perform fully its obligations hereunder. The execution and delivery of this Agreement and the other Transaction Documents and the performance by the Investor of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of the Investor. Each of this Agreement and the other Transaction Documents is a valid and binding obligation of the Investor, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and transfer, reorganization, receivership, moratorium, and other similar laws affecting the rights and remedies of creditors generally and to the general principles of equity.

     6.   Conditions to Closing.

          6.1. Conditions to Each Investor's Obligations. In addition to the conditions set forth in Section 6.3, the obligations of each Investor under this Agreement shall be subject to the fulfillment and satisfaction, at or prior to the Closing, or the written waiver thereof by the Quadrangle Investors of the following conditions:

          (a) Representations and Warranties; Covenants. The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects (except for any exceptions thereto specifically contemplated by this Agreement or specifically required to effect the transactions contemplated by the Daleen Merger Agreement and the Protek Stock Purchase Agreement in connection with the Daleen Merger and Protek Stock Purchase) on and as of the Closing Date with the same force and effect as though made on and as of such date (other than those representations and warranties which address matters only as of a certain date, which shall be true and correct in all material respects as of such certain date). The Company shall have complied in all material respects with all covenants contained in this Agreement. The Company shall have delivered to each Investor a certificate dated as of the Closing Date and signed by the Chief Executive Officer of the Company to the foregoing effect and to the effect that all of the conditions in this
Section 6.1 have been satisfied.

          (b) No Injunction. No injunction or restraining order shall be in effect or overtly threatened in writing that restrains or prohibits the consummation of the transactions contemplated hereby or that would materially limit or materially and adversely affect an Investor's ownership of the Series A Preferred Stock, and no proceedings for such purpose shall be pending, and no federal, state, local or foreign law, rule or regulation shall have been enacted that prohibits, restricts or delays in any material respect the consummation of the transactions contemplated hereby. All authorizations, approvals or permits of any governmental authority or regulatory body of the United States or any state that are required in connection with the lawful issuance and sale of Series A Preferred Stock pursuant to this Agreement shall be duly obtained and effective as of the Closing.

          (c) No Material Adverse Change. There shall not have occurred after the date hereof, or as of the Closing Date, any event, change, occurrence, or circumstance that has had or would reasonably be expected to have a Material Adverse Effect on the Company.

          (d) Securities Law Compliance. The issuance of the shares of Series A Preferred Stock shall be in compliance in all material respects with all applicable United States federal and state securities laws.

          (e) Certificate of Designations. The Board of Directors of the Company shall have duly approved, and the Company shall have filed with the Secretary of State of the State of Delaware, the Certificate of Designations.

          (f) Certified Documents. The Company's Secretary shall have executed and delivered to the Investors a certificate certifying the Company's bylaws, Certificate of Incorporation, Certificate of Designation and the resolutions of the Board of Directors and stockholders of the Company, as appropriate, with respect to the transactions contemplated by this Agreement and the other Transaction Documents.

          (g) Good Standing. The Company shall have delivered to the Investors evidence of the good standing of the Company and the Merger Sub in the State of Delaware issued by the Secretary of State of the State of Delaware and dated within a recent date of the Closing Date and evidence of its authority to do business in any states where such authority is, as of the date hereof, required.

          (h) Share Certificate. The Company shall have delivered to each Investor a duly authorized and executed certificate evidencing the shares of Series A Preferred Stock being purchased by each such Investor hereunder.

          (i) Incentive Plan. The Company shall have adopted an equity incentive plan substantially in the form attached hereto as Exhibit E.

          (j) Board Composition. The Company's Board of Directors shall be expanded to seven (7) members, and concurrently with and effective immediately upon the Closing, the Board of Directors shall be comprised as provided in the Stockholders Agreement.

          6.2. Conditions to Company's Obligations. In addition to the conditions set forth in Section 6.3, the obligations of the Company under this Agreement shall be subject to the fulfillment and satisfaction, at or prior to the Closing, or the written waiver thereof by the Company, of the following conditions:

          (a) Representations and Warranties; Covenants. The representations and warranties of each Investor contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of such date. Each Investor purchasing in such Closing shall have complied in all material respects with all covenants contained herein to be complied with by such Investor at or prior to the Closing Date.

          (b) Payment of Purchase Price. The Company shall have received payment for the shares of Series A Preferred Stock purchased by each Investor, by wire transfer in immediately available funds at the Closing and, with respect to the Behrman Investors, by delivery of the promissory notes issued to the Behrman Investors under the Bridge Loan Agreement, in accordance with the Note Purchase Agreement.

          6.3. Conditions to Obligations of Company and the Investors. The respective obligations of the Company and each Investor under this Agreement shall be subject to the fulfillment and satisfaction, at or prior to the Closing, or the written waiver thereof by the Company and the Quadrangle Investors, of the following conditions:

          (a) Minimum Offering Amount. The Company shall have received from the Investors participating in the Offering at least the Minimum Offering Amount.

          (b) Daleen Merger. The conditions to the consummation of the transactions contemplated by the Daleen Merger Agreement set forth in Article VII of the Daleen Merger

Agreement shall have been satisfied or waived in the manner set forth therein and the Company, Merger Sub, and Daleen shall be prepared to close, simultaneously with or immediately after the closing of the transactions contemplated by this Agreement, the Daleen Merger.

          (c) Protek Stock Purchase. The conditions to the consummation of the transactions contemplated by the Protek Stock Purchase Agreement set forth in
Section 9 of the Protek Stock Purchase Agreement shall have been satisfied or waived in the manner set forth therein and the Company and Protek shall be prepared to close, simultaneously with or immediately after the closing of the transactions contemplated by this Agreement, the Protek Stock Purchase.

          (d) Stockholders' Agreement. The Stockholders' Agreement among the Company, the Investors, and the other stockholders of the Company party thereto, in substantially the form attached hereto as Exhibit C (the "Stockholders' Agreement"), shall have been executed and delivered by the Company and the other parties thereto.

          (e) Registration Rights Agreement. The Registration Rights Agreement among the Company, the Investors, and the other stockholders of the Company party thereto, in substantially the form attached hereto as Exhibit D (the "Registration Rights Agreement"), shall have been executed and delivered by the Company and the other parties thereto.

     7.   Covenants of the Company.

          7.1. Pre-Closing Covenants. The Company covenants and agrees that from and after the date hereof and until the earlier of (i) the Closing Date or
(ii) the date that this Agreement is terminated in accordance with Section 9.3, the Company will operate its business in the ordinary course consistent with its prior practices and shall:

          (a) use commercially reasonable efforts to cause each of the conditions to the Investors' obligations to Closing to occur or be satisfied or waived;

          (b) use commercially reasonable efforts to cause each of its representations and warranties contained herein to be true and correct in all material respects on the Closing Date (except for any exceptions thereto specifically contemplated by this Agreement or specifically required to effect the transactions contemplated by the Daleen Merger Agreement and the Protek Stock Purchase Agreement in connection with the Daleen Merger and Protek Stock Purchase) and promptly notify each Investor of any matter hereafter arising that would cause any representation and warranty of the Company in this Agreement to be untrue in any material respect;

          (c) not, other than as required to consummate the transactions contemplated by the Transaction Documents, the Daleen Merger Agreement, and the Protek Stock Purchase Agreement, increase the number of shares authorized or issued and outstanding of its capital stock, grant or make any pledge, option, warrant, call, commitment, right or agreement of any character relating to its capital stock, issue or sell any shares of its capital stock or securities convertible into such capital stock or any bonds, promissory notes, debentures or other corporate securities or become obligated so to sell or issue any such securities or obligations; and

          (d) not effect, undertake, or agree to effect any amendment, waiver, or modification of any right or provision, or exercise any right, contained in the Daleen Merger Agreement, the Protek Stock Purchase or the documents entered into in connection therewith without the prior written consent of the Quadrangle Investors, which consent shall not be unreasonably withheld in respect of such amendment, waivers, or modifications which are not material to the transactions contemplated by the Daleen Merger Agreement or Protek Stock Purchase Agreement.

          7.2. Purchase of Senior Preferred Stock. From and after the occurrence of a Trigger Event (as defined below) until three months following the occurrence of a Trigger Event, the Investors shall have the option, exercisable by the Quadrangle Investors upon written notice to the Company, to purchase from the Company, and the Company shall issue and sell to such Investors, upon and after receipt of such notice, shares of a series of Preferred Stock of the Company senior to the Series A Preferred Stock (the "Senior Preferred Stock"), at a price per share equal to the Offering Price, pro rata to each such electing Investor in proportion to such electing Investor's combined ownership of Series A Preferred Stock and Series A-1 Convertible Redeemable PIK Preferred Stock, par value $0.01 per share, of the Company, up to a number of shares of Senior Preferred Stock with an aggregate maximum purchase price of $5,000,000. The shares of Senior Preferred Stock shall be entitled to receive a dividend equal to 25% per annum and shall be redeemable at any time at the option of the Company. The holders of shares of the Senior Preferred Stock shall have the option to require that the Company exchange the shares of Senior Preferred Stock for a number of shares of Series A Preferred Stock of equal value which are valued at the Series A Stated Amount (as defined in the Certificate of Designations) and entitled to any accrued but unpaid dividends thereon since the Closing. As used herein, "Trigger Event" means the Company's failure to achieve the cash balance trigger level and at least one of the two remaining financial trigger levels at and as of the end of any measurement period beginning on the Closing Date, all as determined and more fully described on Schedule 7.2.

     8.   Survival; Indemnification.

          8.1. Survival. The representations, warranties, agreements, rights, and covenants of the Company and the Investors made in or pursuant to this Agreement shall survive the Closing until 30 days after receipt by the Investors of audited financial statements of the Company for the fiscal year ended December 31, 2005. Any representation, warranty or covenant that is the subject of a claim or dispute asserted in writing prior to the expiration of the survival period set forth above shall survive with respect to such claim or dispute until the final resolution thereof.

          8.2.  Indemnification.

          (a) The Company shall indemnify each Investor and its respective directors, officers, partners, members, employees and representatives (each of the foregoing, an "Investor Indemnified Party") from and against any and all loss, demand, claim, allegation, assertion, action or cause of action, assessment, damage, liability, cost, expense, fine, penalty, judgment, award or settlement (including interest and reasonable attorneys' fees), whether or not involving a third-party claim incurred by any such Investor Indemnified Party due to, based upon or otherwise in respect of (i) any inaccuracy in, or any breach of, any representation or warranty of the Company in this Agreement (or in any certificate, schedule or other document delivered on behalf of the Company hereunder), (ii) any breach of any covenant or agreement of the Company contained in this Agreement or the other Transaction Documents, or (iii) any breach of a representation or warranty by any party other than the Company under the Daleen Merger Agreement or the Protek Stock Purchase Agreement for which the Company and the Merger Sub may seek indemnification in accordance with the terms and conditions of the Daleen Merger Agreement and Protek Stock Purchase Agreement; provided, however, in the case of an indemnification under Section 8.2(a)(iii), the Company shall only be obligated to the Investor Indemnified Parties (x) if such breaches of representations do not expressly arise in respect of, or result in, an identified payment obligation (if such payment is due or would otherwise require accrual in accordance with generally accepted accounting principles ("GAAP") of the Company, and (y) if such breaches do arise in respect of, or result in, an identified payment obligation (if such payment is due or would otherwise require accrual in accordance with GAAP) to the Company, only to the extent the amounts recoverable for such breaches are in excess of the specifically identified payment obligation. The Quadrangle Investors may waive any indemnification obligations in favor of the Investor Indemnified Parties pursuant to Section 8.2(a)(iii) on behalf of the Investor Indemnified Parties.

          (b) Each Investor shall indemnify the Company from and against any and all loss, demand, claim, allegation, assertion, action or cause of action, assessment, damage, liability, cost, expense, fine, penalty, judgment, award or settlement, whether or not involving a third-party claim, incurred by the Company due to, based upon or otherwise in respect of (i) any inaccuracy in, or any breach of, any representation or warranty of such Investor in this Agreement or (ii) any breach of any covenant or agreement of such Investor contained in this Agreement or the other Transaction Documents.

          (c) No Party shall be liable to any other Party for incidental, indirect, special, exemplary, punitive, or consequential damages.

     9.   Miscellaneous.

          9.1. Definitions. In addition to the other terms defined elsewhere in this Agreement, the following terms used in this Agreement have the meanings set forth below:

          "Affiliate" has the meaning given that term in Rule 405 of the Securities Act.

          "Bridge Loan Agreement" means that certain Subordinated Bridge Loan Agreement, dated as of the date hereof, by and among the Company and the Behrman Investors.

          "Competing Transaction" has the meaning set forth in Section 6.05 of the Daleen Merger Agreement.

          "Contract" means any agreement, contract, lease, indenture, mortgage, instrument, commitment or other arrangement or understanding, oral or written, formal or informal, to which the Company is a Party or by which it or its assets are bound.

          "Daleen Merger Agreement" means that certain Agreement and Plan of Merger and Share Exchange, dated as of the date hereof, by and among the Company, Merger Sub,

Daleen, the Behrman Investors, and the other parties thereto, providing for, among other things, the consummation of the Daleen Merger.

          "Known," "to the Knowledge" or similar variations thereof means (a) with respect to a natural Person, the actual knowledge, after due inquiry, of such Person or (b) with respect to any other Person, the actual knowledge, after due inquiry, of such Person's executive officers.

          "Note Purchase Agreement" means that certain Note Purchase Agreement, dated as of the date hereof, by and among the Company and the Behrman Investors.

          "Parent Indemnitees" has the meaning set forth in Section 9.01(a) of the Daleen Merger Agreement.

          "Person" means and includes an individual, a corporation, an association, a partnership, a limited liability company, a trust, a joint venture, an unincorporated organization, a business, any court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority or instrumentality (federal, state, local, or foreign), or any other legal entity.

          "Protek Stock Purchase Agreement" means that certain Stock Purchase Agreement, dated as of the date hereof, by and among the Company, Protek, and the other parties thereto, providing for, among other things, the consummation of the Protek Stock Purchase.

          "Sellers" has the meaning set forth in the first introductory paragraph to the Stock Purchase Agreement.

          "Share Exchange" has the meaning set forth in the introductory paragraphs to the Daleen Merger Agreement.

          "Special Escrow" has the meaning set forth in Section 2.05(a) of the Daleen Merger Agreement.

          "Subsidiary" means, with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of the corporation's or other Person's board of directors, supervisory board, or similar governing body, or otherwise having the power to direct the business and affairs of that corporation or other Person are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, "Subsidiary" means a Subsidiary of the Company.

          "Transaction Documents" means, collectively, this Agreement, the Stockholders' Agreement, the Registration Rights Agreement, and the Transaction Support Agreement dated as of the date hereof by and among the Company and the other signatories thereto (the "Transaction Support Agreement").

                  9.2. Construction. As used in this Agreement, unless the context otherwise requires: (a) references to "Section" are to a section of this Agreement; (b) all "Exhibits" and "Schedules" referred to in this Agreement are to Exhibits and Schedules attached to this Agreement and are incorporated into this Agreement by reference and made a part of this

Agreement; (c) "include," "includes" and "including" are deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import; and (d) the headings of the various sections and other subdivisions of this Agreement are for convenience of reference only and shall not modify, define or limit any of the terms or provisions of this Agreement.

          9.3. Termination. Anything in this Agreement to the contrary notwithstanding, this Agreement:

          (a) subject to the provisions of the Transaction Support Agreement, may be terminated at any time by mutual written consent of the Quadrangle Investors and the Company;

          (b) may be terminated by the Quadrangle Investors if the aggregate amount of all claims for indemnification under Section 9.01(d) of the Daleen Merger Agreement to which Parent Indemnitees would be entitled prior to the Closing Date exceeds or would reasonably be expected to exceed, after giving effect to the limitations on indemnification in Section 9.01(e) of the Daleen Merger Agreement and to all offsets pursuant to Section 9.04 of the Daleen Merger Agreement, $1,000,000;

          (c) may be terminated by the Quadrangle Investors if a court of competent jurisdiction or other governmental entity shall have issued, enacted, promulgated, or enforced any law, order, judgment, decree, injunction or ruling or taken any other action (that has not been vacated, withdrawn or overturned), in each case permanently restraining, enjoining or otherwise prohibiting the Daleen Merger, the Share Exchange, or any other transaction contemplated by the Daleen Merger Agreement, and such law, order, judgment, ruling, injunction, order or decree shall have become final and nonappealable;

          (d) may be terminated by the Quadrangle Investors if there shall have occurred, on the part of Daleen, a breach of any representation, warranty, covenant or agreement contained in the Daleen Merger Agreement that (i) would result in a failure of a condition set forth in Section 7.04(a) or 7.04(b) of the Daleen Merger Agreement and (ii) which is not curable or, if curable, is not cured within thirty (30) calendar days after written notice of such breach is given by the Company to Daleen;

          (e) may be terminated by the Quadrangle Investors if (i) the board of directors of Daleen or any committee thereof shall have withdrawn, modified, changed or failed to publicly affirm, within ten (10) days after the Company's reasonable request, its approval or recommendation in respect of the Daleen Merger Agreement, the Daleen Merger or the Share Exchange in a manner adverse to the Daleen Merger or the Share Exchange, or to the Company or the Merger Sub,
(ii) the board of directors of Daleen or any committee thereof shall have recommended any Competing Transaction, Daleen enters into an agreement relating to the Company Transaction or Daleen shall have consummated a Competing Transaction; (iii) Daleen shall have violated or breached in any material respect any of its obligations under Section 6.05 of the Daleen Merger Agreement or (iv) the board of directors of Daleen or any committee thereof shall have resolved to take any of the foregoing actions;

          (f) may be terminated by the Quadrangle Investors upon a material breach of any of the representations, warranties, covenants or agreements of Protek or any Seller contained in the Protek Stock Purchase Agreement; and

          (g) will terminate if (i) the Daleen Merger Agreement is terminated in accordance with the provisions thereof, (ii) the Protek Stock Purchase Agreement is terminated in accordance with the provisions thereof, or (iii) if the Closing does not occur on or before September 30, 2004, unless the Investors and the Company otherwise agree in writing.

     In the event of termination, this Agreement shall become null and void and have no further force or effect, with no liability on the part of the Company and the Investors, or their respective directors, officers, agents or shareholders, with respect to this Agreement; provided, however, that, if such termination shall result from the willful failure of any Party to fulfill a condition to the performance of the obligations of the other Party, or from a willful breach of any covenant or agreement contained in this Agreement, such Party shall be fully liable for damages incurred or sustained as a result thereof.

          9.4. Entire Agreement; No Third-Party Beneficiaries. This Agreement, together with any schedules hereto, the other Transaction Documents, and the documents referred to herein and therein, together with any confidentiality agreement entered into by and between the Company and any Investor, constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof, and no other agreements, warranties, representations or covenants regarding the subject matter hereof or thereof shall be of any force of effect unless in writing, executed by the Party to be bound thereby, and dated on or after the date hereof. This Agreement is not intended to confer upon any Person other than the Parties hereto any rights or remedies.

          9.5. Notices. Any and all notices or other communications or deliveries provided for or permitted hereunder shall be made in writing and shall be deemed to have been duly given or made for all purposes if sent by hand-delivery, registered first-class mail, facsimile, or courier guaranteeing overnight delivery, as follows:

                (a)   if to the Company, to:

                      Daleen Holdings, Inc.
                      c/o Daleen Technologies, Inc.
                      902 Clint Moore Road, Suite 230
                      Boca Raton, FL  33487
                      Attention:  General Counsel
                      Facsimile No.: (561) 981-1106

                      with a copy to:

                      Kirkpatrick & Lockhart LLP
                      Henry W. Oliver Building
                      535 Smithfield Street
                      Pittsburgh, Pennsylvania 15222-2312

                      Attention: Robert P. Zinn, Esq.
                      Facsimile No.: (412) 355-6501

                      and

                      Quadrangle Group LLC
                      375 Park Avenue
                      New York, New York 10152
                      Attention: Chief Administrative Officer
                      Facsimile number: (212) 418-1701

                (b)   if to the Quadrangle Investors, to:

                      Quadrangle Group LLC
                      375 Park Avenue
                      New York, New York 10152
                      Attention: Chief Financial Officer
                      Facsimile number: (212) 418-1740

                      with a copy (which shall not constitute notice) to:

                      Weil, Gotshal & Manges LLP
                      100 Federal Street
                      Boston, MA 02110
                      Attention: James Westra, Esq.
                      Facsimile: (617) 772-8333

                (c)   if to the Behrman Investors, to:

                      Behrman Capital
                      126 East 56/th/ Street
                      New York, NY 10022
                      Attention: Dennis Sisco
                      Facsimile No.: (212) 980-7024

                      with a copy to:

                      Goodwin Procter LLP
                      Exchange Place
                      53 State Street
                      Boston, MA  02109
                      Attention: Kevin Dennis
                      Facsimile No.: (617) 523-1231

                (d) if to any other Investor, to such Investor at its address or facsimile number set forth below its signature to this Agreement or to any joinder to this Agreement, or at such other address or facsimile number as any Party specifies by notice given to the other Parties in accordance with this Section.

          All such notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; three days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if faxed; and on the next business day if timely delivered to a courier guaranteeing overnight delivery.

          9.6. Waivers and Amendments. Subject to the restrictions set forth in the Transaction Support Agreement and except as specifically provided in the next sentence, this Agreement may be amended, superseded, canceled, renewed or extended, and any terms hereof may be waived, only by a written instrument signed by the Company and those Investors acquiring a majority of the Series A Preferred Stock hereunder or, in the case of a waiver, by the Party waiving compliance with such terms; provided that (a) any amendment which adversely affects any Investor in a manner differently than the Investors approving such amendment shall require the written approval of such adversely affected Investor and (b) any waiver on behalf of the Investors may be effected by the Quadrangle Investors. Notwithstanding the foregoing, Additional Investors shall become parties to this agreement in accordance with Section 1(c) hereof upon execution by the Company and such Additional Investors of a counterpart signature hereto.

          9.7. Counterparts. This Agreement may be executed by the Parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

          9.8. Governing Law; Severability. This Agreement shall be governed by, construed, and enforced in accordance with the internal laws of the State of Delaware. Should any clause, section or part of this Agreement be held or declared to be void or illegal for any reason, all other clauses, sections or parts of this Agreement shall nevertheless continue in full force and effect.

          9.9. Assignment. This Agreement shall be binding upon, and inure to the benefit of, the Parties and their respective successors. This Agreement and all rights and obligations hereunder shall not be assignable by any Party without the prior written consent of the other Parties, except that a Party may assign its rights and duties hereunder to a Permitted Transferee (as such term is defined in the Stockholders' Agreement).

          9.10. Waiver of Jury Trial. THE PARTIES IRREVOCABLY WAIVE ANY AND ALL RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CLAIM OF ANY NATURE ARISING FROM OR RELATING TO THIS AGREEMENT, ANY DOCUMENTS EXECUTED IN CONNECTION HEREWITH (INCLUDING THE OTHER TRANSACTION DOCUMENTS), OR ANY TRANSACTIONS CONTEMPLATED IN ANY OF SUCH DOCUMENTS OR OTHERWISE ARISING FROM OR RELATING TO THE OFFERING. THE PARTIES ACKNOWLEDGE THAT THE FOREGOING WAIVER IS KNOWING AND VOLUNTARY.

          9.11. Expenses. The Company, reasonably promptly after the Closing, shall pay the reasonable legal, accounting and diligence fees and expenses incurred by (a) the Quadrangle Investors (including fees and expenses of one special counsel to be selected by the Quadrangle Investors) and (b) the Behrman Investors (in the amount not to exceed fifty thousand dollars ($50,000)), in each case, connection with the execution and delivery of this Agreement, the other Transaction Documents and the transactions contemplated by the Daleen Merger Agreement and the Protek Stock Purchase Agreement. Otherwise, each Party will be responsible for its own costs and expenses, including legal fees, costs, and expenses.

          9.12. Submission to Jurisdiction. Each Party to this Agreement (a) hereby irrevocably submits itself and consents to the jurisdiction of the United States District Court for the State of New York located in New York, New York, or the state courts of the State of New York located in New York, New York, for the purpose of any suit, action, or the Offering, or other proceeding in connection with or arising out of this Agreement, the other Transaction Documents, or the Offering or to enforce a resolution, settlement, order or award made regarding this Agreement, the other Transaction Documents, or the Offering, (b) hereby irrevocably waives the right to commence any suit, action or other proceeding in connection with this Agreement, the other Transaction Documents, or the Offering in any other jurisdiction (including any foreign jurisdiction) that might otherwise be available by reason of their presence or other circumstances in connection with this Agreement, the other Transaction Documents, or the Offering and, (c) to the extent permitted by applicable law, hereby waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court or that the suit, action or proceeding is improper.

          9.13. Certain Understandings. This Agreement does not constitute a partnership or joint venture among the Parties.

          9.14. Attorneys' Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, or the other Transaction Documents, the prevailing Party shall be entitled to reasonable attorney's fees, costs and disbursements in addition to any other relief to which such Party is entitled.

                            [SIGNATURE PAGES FOLLOW]

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be signed on the date and year first above written.

                                                  DALEEN HOLDINGS, INC.

                                            By:   /s/ Gordon Quick
                                                  ------------------------------
                                            Name:     Gordon Quick
                                                  ------------------------------
                                            Title:    Chief Executive Officer
                                                   -----------------------------

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be signed on the date and year first above written.

                                       INVESTORS:

Number of Shares: 176,750              QUADRANGLE CAPITAL PARTNERS LP
Aggregate Purchase Price: $17,675,000
                                       By: Quadrangle GP Investors LP, its
                                           General Partner
                                           By:  Quadrangle GP Investors LLC, its
                                                General Partner

                                                By:  /s/ Michael Huber
                                                    ----------------------------
                                                    Name:    Michael Huber
                                                           ---------------------
                                                    Title:   Managing Principal
                                                           ---------------------

Number of Shares: 9,000                QUADRANGLE SELECT PARTNERS LP
Aggregate Purchase Price: $900,000
                                       By: Quadrangle GP Investors LP, its
                                           General Partner
                                           By:  Quadrangle GP Investors LLC, its
                                                General Partner

                                                By:  /s/ Michael Huber
                                                    ----------------------------
                                                    Name:    Michael Huber
                                                           ---------------------
                                                    Title:   Managing Principal
                                                           ---------------------

Number of Shares: 64,250              QUADRANGLE CAPITAL PARTNERS-A LP
Aggregate Purchase Price: $6,425,000

                                       By: Quadrangle GP Investors LP, its
                                           General Partner
                                           By:  Quadrangle GP Investors LLC, its
                                                General Partner

                                                By:  /s/ Michael Huber
                                                    ----------------------------
                                                    Name:    Michael Huber
                                                           ---------------------
                                                    Title:   Managing Principal
                                                           ---------------------

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be signed on the date and year first above written.

                                           INVESTORS:

Number of Shares: 49,331.13                BEHRMAN CAPITAL II, L.P.
Aggregate Purchase Price: $4,933,113.00
                                           By: Behrman Brothers, LLC, its
                                           General Partner

                                           By:    /s/ Grant Behrman
                                               ---------------------------------
                                           Name:      Grant Behrman
                                                  ------------------------------
                                           Title:     Managing Member
                                                  ------------------------------





Number of Shares: 668.87                  STRATEGIC ENTREPRENEUR
Aggregate Purchase Price: $66,887.00       FUND II, L.P.

                                           By:    /s/ Grant Behrman
                                               -----------------------------
                                           Name:      Grant Behrman
                                                  ------------------------------
                                           Title: General Partner

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                                    Exhibit A

                          Certificate of Incorporation

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                                    Exhibit B

                           Certificate of Designations

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                                    Exhibit C

                         Form of Stockholders' Agreement

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                                    Exhibit D

                      Form of Registration Rights Agreement

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                                    Exhibit E

                          Form of Equity Incentive Plan

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                                  Schedule 4.11

                                Employee Matters

     The Company has entered into employment agreements with Gordon D. Quick, Paul Beaumont, and Ian Watterson.

                                  Schedule 7.2

                              Trigger Event Metrics

(All $ in thousands)

                                                   2004                  2005
                                              ------------------------------------------
                                                    2H             1H            2H
                                                    --             --            --
Revenues:
Daleen Projection                                $ 20,939       $ 22,686      $ 24,939
Trigger Level                                    $ 17,000       $ 18,148      $ 19,952
Difference                                       $  3,939       $  4,538      $  4,987
   % of Projection                                   81.2%          80.0%         80.0%


EBITDA (as defined and determined below):

Daleen Projection                                $  1,781       $  3,434      $  4,621
Trigger Level                                    $   (500)      $  1,500      $  3,000
Difference                                       $  2,281       $  1,934      $  1,621
   % of Projection                                     NA           43.7%         64.9%


Cash Balance:

Daleen Projection                                $  8,247       $  8,616      $ 11,132
Trigger Level                                    $  4,500       $  5,000      $  6,000
Difference                                       $  3,747       $  3,616      $  5,132
   % of Projection                                   54.6%          58.0%         53.9%

     Notes:

(1) Trigger Event test will occur at the end of each six-month period indicated above.
(2) A Trigger Event will have occurred if the Company misses two of the three trigger levels in any six-month period.
(3) All Trigger Event calculations shall exclude the impact of further acquisitions.
(4) Reasonable consideration will be given if the Company signs an unusual number of ASP (multi-year recurring revenue) contracts.

                             DETERMINATION OF EBITDA

     (a) For purposes of this Schedule 7.2, "EBITDA" for any period means the sum of consolidated net income (loss), plus the following to the extent deducted in calculating such consolidated net income (loss):

          (i) all income tax expense of the Company and its consolidated Subsidiaries;

          (ii)  consolidated interest expense;

          (iii) any non-recurring fees, expenses, or charges (including all Company Transaction Expenses (as such term is defined in the Daleen Merger Agreement) and any expenses similar to Company Transaction Expenses incurred in connection with any equity offering, investment, acquisition, financing or other strategic transaction (in each case, whether or not successful));

          (iv) depreciation and amortization and charges related to impairment of goodwill or intangibles expense of the Company and its consolidated Subsidiaries (excluding amortization expense attributable to a prepaid operating activity item that was paid in cash in a prior period); and

          (v) all other non-cash charges (including without limitation non-cash compensation expense) of the Company and its consolidated Subsidiaries (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period).

EBITDA and its components shall be calculated in compliance with GAAP consistently in accordance with the specific accounting policies, methods, and prior practices employed by the Company.

     (b) For each Trigger Event Period (as defined below), the Company shall cause to be prepared a written statement of EBITDA (each, an "EBITDA Statement"). Within ten (10) business days of the end of each Trigger Event Period, the Company shall deliver the EBITDA Statement for the applicable Trigger Event Period and all relevant supporting documentation used by the Company in preparing the EBITDA Statement (collectively, the "EBITDA Materials") to the Investors' Representative (as defined below).

     (c) For purposes of this Schedule 7.2, (i) "Trigger Event Period" means a period with respect to which a Trigger Event determination is made in accordance with this Schedule 7.2, and (ii) "Investors' Representative" means [specify appropriate Quadrangle investor], so long as any of the Quadrangle Investors own shares of the Series A Preferred Stock; provided, however, that if no shares of Series A Preferred Stock are owned by any of the Quadrangle Investors, an Investor designated by the holders of a majority of the then outstanding shares of Series A Preferred Stock shall be designated as the Investors' Representative.

     (d) The Investors' Representative shall have ten (10) business days from the date on which the EBITDA Materials are delivered by the Company to raise any objection(s) to the EBITDA Statement. Any objection(s) to the EBITDA Statement shall be made by delivery of written notice to the Company setting forth the objection(s) in reasonable detail (the "EBITDA Objection Notice"). In the event that the Investors' Representative shall fail to deliver the EBITDA Objection Notice, then the EBITDA Statement shall become final for purposes of this
Schedule 7.2. In the event that the EBITDA Objection Notice is so delivered, the EBITDA Statement shall be deemed not final and the Company and the Investors' Representative shall attempt, in good faith, to resolve the disagreement(s) specified in the EBITDA Objection Notice and, if they are unable to resolve all such disagreement(s) within fifteen (15) business days of delivery of the EBITDA Objection Notice, shall, within ten (10) business days thereafter (or such earlier date as mutually agreed), appoint [PricewaterhouseCoopers LLP] or, if such firm is unable to or refuses to accept such appointment, another nationally recognized firm of independent public accountants mutually agreeable to the Company and the Investors' Representative (each acting reasonably) (the "Accountant Arbitrator") to resolve any remaining disagreement(s). In the event that the Company and the Investors' Representative are unable to agree on the Accountant Arbitrator within such 10-business day period, the Accountant Arbitrator shall be designated jointly by the independent accountants of the Company and the Investors' Representative within ten (10) business days thereafter. The Accountant Arbitrator shall follow such procedures as it deems appropriate for obtaining the necessary information in considering the respective positions of the Company and the Investors' Representative. The Accountant Arbitrator shall have the right to review all accounting records relevant to the EBITDA Statement and shall render its determination within twenty (20) business days from the date of the designation of such Accountant Arbitrator (the "Final EBITDA Determination"). In connection with the foregoing, the Accountant Arbitrator shall be instructed to and must (i) make its Final EBITDA Determination based upon the application of GAAP consistently applied in accordance with the specific accounting policies, methods, and prior practices employed by the Company, and (ii) not assign a value to any item with respect to which an objection is raised greater than the higher value for such item claimed by either the Company or the Investors' Representative or less than the lower value for such item claimed by either the Company or the Investors' Representative. The Final EBITDA Determination (to the extent compliant with clauses (i), and (ii) of the immediately preceding sentence) shall be final, conclusive, and binding upon the Company and the Investors for purposes of this
Schedule 7.2.

     (e) Fees and expenses for the Accountant Arbitrator shall be (i) paid by the Investors' Representative if the EBITDA Statement is affirmed by the Accountant Arbitrator, (ii) paid by the Company if the EBITDA Statement exceeds the Final EBITDA Determination by more than ten percent (10%), or (c) borne equally by the Company and the Investors' Representative in all other instances.